Exhibit 99.1

Catalyst Pharmaceuticals to License North American Rights to Vamorolone for Duchenne Muscular Dystrophy from Santhera Pharmaceuticals

June 20, 2023 at 6:00 AM EDT

Vamorolone is Currently Under Review with the FDA (PDUFA Date of October 26, 2023) for the Treatment of Duchenne Muscular Dystrophy, a Rare Neuromuscular Disease

FDA has Granted Fast Track and Orphan Drug Designation for Vamorolone to Treat Duchenne Muscular Dystrophy

Catalyst Expects to Launch Vamorolone in the U.S. Early in Q1 2024, Subject to Regulatory Approval by the PDUFA Date

Agreement to Include Commercial and Future Development Rights for Vamorolone for Additional Indications in North America and the Right of First Negotiation in Europe and Japan Should Santhera Pursue Partnership Opportunities

Transaction Also Includes a Strategic Equity Investment by Catalyst in Santhera

CORAL GABLES, Fla., June 20, 2023 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases, today announced that Catalyst has entered into a definitive agreement with Santhera Pharmaceuticals Holding (“Santhera”) (SIX: SANN) under which Catalyst will enter into an exclusive North America license, manufacturing and supply agreement for Santhera’s investigational product candidate, vamorolone, a dissociative steroid currently under FDA review for the treatment of Duchenne Muscular Dystrophy (“DMD”). The licensing agreement delivers a promising complementary product to Catalyst’s growing rare neuroscience product portfolio and enables further expansion into other rare neurological diseases that address significant unmet medical needs. In addition to the North American rights, which consist of the United States, Canada, and Mexico territories, the transaction provides Catalyst the right of first negotiation for vamorolone in Europe and Japan should Santhera pursue partnership opportunities.

Vamorolone was studied for the indication of DMD, a rare neuromuscular disorder. Santhera filed a New Drug Application (“NDA”) for vamorolone, supported by clinical data from the positive pivotal Phase 2b VISION-DMD study, which met the primary endpoint with statistical significance over placebo. The vamorolone NDA has been accepted and is currently under review by the U.S. Food and Drug Administration (“FDA”) for the treatment of DMD. FDA assigned a Prescription Drug User Fee Act (“PDUFA”) target action date of October 26, 2023.

“We are extremely pleased to be entering into a partnership with Santhera on the vamorolone program and the prospect of delivering a potential therapy with a desirable profile for DMD patients,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “We believe this transaction provides us with a highly complementary drug candidate with outstanding clinical data that will accelerate our offerings of effective and innovative treatment advances to people living with rare neurological disorders. If approved, vamorolone would represent an important inflection point in our long-term growth strategy, further leveraging the company as a growing leader in rare neurological diseases. Upon closing the transaction, we will be well-positioned to capitalize on the synergies of our expanded and exceptional capabilities in preparation for the launch of vamorolone, which, assuming approval of the NDA by the PDUFA date, is anticipated to occur early in 2024. We look forward to collaborating with our partners who share our commitment to providing innovative new treatment advances to patients living with rare neurological disorders.”

Mr. McEnany continued, “Vamorolone has the potential to be a differentiated treatment for DMD with a desirable profile in comparison to the current standard of care options, addressing an important unmet medical need for Duchenne patients starting at an early age. The FDA has granted vamorolone Orphan Drug, Fast Track, and Rare Pediatric Disease designations. If approved, vamorolone would further broaden our commercial portfolio with a novel asset enabling us to further build upon our growth momentum with differentiated medicines that treat rare neurological and neuromuscular disorders.”

Transaction Terms

Under the terms of the agreement, Catalyst will make a $75 million upfront payment to Santhera and a concurrent strategic equity investment of $15 million into Santhera at an investment price of CHF 0.9477, corresponding to a mutually agreed volume-weighted average price prior to signing, with the equity investment proceeds to be used by Santhera for Phase IV studies in DMD and further development of additional indications. In addition, Santhera may receive future regulatory and commercial milestone payments tied to FDA approval and calendar year sales of vamorolone, as well as commercial royalties. Furthermore, Catalyst and Santhera will enter into a Joint Steering Committee to oversee the development of vamorolone for additional indications beyond DMD.

The agreement is structured as an all-cash transaction with no financing contingencies. The transaction is expected to be completed in the third quarter of 2023, subject to customary closing conditions and regulatory clearances in the United States and does not impact Catalyst’s 2023 revenue guidance. The proposed transaction is subject to agreed terms and other closing conditions, including third-party approvals. Catalyst anticipates that upon closing of this transaction, it will be in a position to provide greater details regarding its plans and prospects for vamorolone, as well as the accounting treatment for the transaction.

Moelis & Company LLC is acting as the exclusive financial advisor to Catalyst, and Akerman LLP and Cooley LLP are acting as legal advisors to Catalyst.

About Vamorolone

Vamorolone is an investigational drug candidate with a mode of action based on binding to the same receptor as glucocorticoids but modifying its downstream activity and as such, is considered a dissociative anti-inflammatory drug [2-5]. This mechanism has shown the potential to ‘dissociate’ efficacy from steroid safety concerns and therefore vamorolone could emerge as an alternative to existing corticosteroids, the current standard of care in children and adolescent subjects with DMD. In the pivotal VISION-DMD study, vamorolone met the primary endpoint Time to Stand (TTSTAND) velocity versus placebo (p=0.002) at 24 weeks of treatment and showed a good safety and tolerability profile [1]. The most commonly reported adverse events versus placebo from the VISION-DMD study were cushingoid features, vomiting and vitamin D deficiency. Adverse events were generally of mild to moderate severity.

Vamorolone has been granted Orphan Drug status for DMD in the U.S. and in Europe and has received Fast Track and Rare Pediatric Disease designations by the U.S. FDA and Promising Innovative Medicine (PIM) status from the UK MHRA for DMD. Vamorolone is an investigational medicine and is currently not approved for use by any health authority.

References:

[1] Guglieri M et al (2022). JAMA Neurol. 2022;79(10):1005-1014.doi:10.1001/jamaneurol.2022.2480. Link.

[2] Mah JK et al (2022). JAMA Netw Open. 2022;5(1):e2144178. doi:10.1001/jamanetworkopen.2021.44178. Link.

[3] Guglieri M et al (2022) JAMA. doi:10.1001/jama.2022.4315

[4] Heier CR et al (2019). Life Science Alliance DOI: 10.26508 [5] Liu X et al (2020). Proc Natl Acad Sci USA 117:24285-24293

About Duchenne Muscular Dystrophy

DMD is a rare inherited X-chromosome-linked disease, which almost exclusively affects males. DMD is characterized by inflammation which is present at birth or shortly thereafter. Inflammation leads to fibrosis of muscle and is clinically manifested by progressive muscle degeneration and weakness. Major milestones in the disease are the loss of ambulation, the loss of self-feeding, the start of assisted ventilation, and the development of cardiomyopathy. DMD reduces life expectancy to before the fourth decade due to respiratory and/or cardiac failure. Corticosteroids are the current standard of care for the treatment of DMD.

About Santhera

Santhera Pharmaceuticals (SIX: SANN) is a Swiss specialty pharmaceutical company focused on the development and commercialization of innovative medicines for rare neuromuscular and pulmonary diseases with high unmet medical need. The company has an exclusive license for all indications worldwide to vamorolone, a dissociative steroid with novel mode of action, which was investigated in a pivotal study in patients with DMD as an alternative to standard corticosteroids. For vamorolone in the treatment of DMD, Santhera has a new drug application (“NDA”) under review by the U.S. FDA, a marketing authorization application (“MAA”) under review by the European Medicines Agency (“EMA”) and an MAA submitted to the UK Medicines and Healthcare products Regulatory Agency (“MHRA”). The clinical stage pipeline also includes lonodelestat to treat cystic fibrosis (“CF”) and other neutrophilic pulmonary diseases. Santhera out-licensed rights to its first approved product, Raxone® (idebenone), outside North America and France for the treatment of Leber’s hereditary optic neuropathy (“LHON”) to Chiesi Group.

For further information, please visit www.santhera.com.

About Catalyst Pharmaceuticals

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare neurological and epileptic diseases. Catalyst’s flagship U.S. commercial product is FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”) for adults and for children ages six and up. In January 2023, Catalyst acquired the U.S. commercial rights to FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE® for the treatment of adult patients in Canada with LEMS. For additional information about the Company, please visit www.catalystpharma.com.

For Full Prescribing and Safety Information for FIRDAPSE®, please visit www.firdapse.com. For Full Prescribing Information, including Boxed WARNING for FYCOMPA®, please visit www.fycompa.com. For more information about Catalyst Pharmaceuticals, Inc., visit the Company’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether the proposed agreement to license vamorolone and make the equity investment will be completed, (ii) whether the NDA for vamorolone will be approved by the PDUFA date, or at all, (iii) whether the licensing agreement, if it is completed and the NDA for vamorolone is approved by the FDA, can be successfully commercialized by Catalyst in the territory, (iv) whether if the vamorolone is commercialized by Catalyst, the results will prove to be accretive to Catalyst, (v) whether Catalyst and Santhera will successfully develop additional indications for vamorolone and obtain the ability to commercialize the product for those additional indications, (vi) whether Catalyst will, if vamorolone is commercialized by Catalyst, be successfully integrated into Catalyst’s business activities, and (vii) those factors described in Catalyst’s Annual Report on Form 10-K for the 2022 fiscal year, Catalyst’s Quarterly Report on Form 10-Q for the first quarter of 2023, and Catalyst’s other filings with the SEC, could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Contact information:

Investor Contact

Mary Coleman

Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com

Media Contact

David SchullRusso Partners

(858) 717-2310

david.schull@russopartnersllc.com